EXHIBIT 5.2

[LETTERHEAD OF VENABLE LLP]

June 6, 2014

NCR Corporation

3097 Satellite Boulevard

Duluth, Georgia 30096

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We have served as Maryland counsel for NCR Corporation, a Maryland corporation (the “Company”), in connection with certain matters of Maryland law arising out of registration of up to $700,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2023 (the “Exchange Securities”), covered by the above-referenced Registration Statement and all amendments thereto (collectively, the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”). The Exchange Securities will be issued in exchange for the outstanding $700,000,000 aggregate principal amount of the Company’s 6.375% Senior Notes due 2023 (the “Original Securities”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1. The Registration Statement and the Prospectus included therein in the form in which it was transmitted to the Commission under the 1933 Act;

2. The charter of the Company, certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company;

4. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5. The Indenture, dated as of December 19, 2013 (the “Indenture”), by and between NCR Escrow Corp., a Delaware corporation, and U.S. Bank National Association, as trustee (the “Trustee”);

NCR Corporation

June 6, 2014

6. The First Supplemental Indenture to the Indenture, dated as of January 10, 2014 (the “Supplemental Indenture”), by and among the Company, NCR International, Inc., a Delaware corporation (“NCR International”), and the Trustee;

7. The form of Global Notes, each dated as of the date hereof, (the “Exchange Notes”), registered in the name of Cede & Co., as nominee of The Depository Trust Company, representing the Exchange Securities;

8. The Registration Rights Agreement, dated as of December 19, 2013 (the “Rights Agreement” and, together with the Supplemental Indenture, the “Transaction Documents”), by and among the Company, NCR International, Radiant Systems, Inc., a Georgia corporation, and J.P. Morgan Securities LLC, as representative of the initial purchasers referenced therein;

9. Resolutions adopted by the Board of Directors of the Company relating to, among other matters, (a) the issuance and sale of the Original Securities and the issuance of the Exchange Securities and (b) the authorization of the execution, delivery and performance by the Company of the Transaction Documents; and

10. Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1. Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2. Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3. Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4. All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original

NCR Corporation

June 6, 2014

documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5. The Exchange Securities, if and when issued, will have substantially identical terms as the Original Securities and will be issued in exchange therefor as contemplated by the Indenture, the Supplemental Indenture and the Registration Statement.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Company has the corporate power to execute, deliver and perform its obligations under the Transaction Documents and the Exchange Notes. Each of the Transaction Documents has been duly authorized, executed and delivered by the Company.

3. The issuance of the Exchange Securities has been duly authorized by all requisite corporate action on the part of the Company.

The foregoing opinion is limited to the substantive laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. We note that the Transaction Documents provide that they shall be governed by the laws of jurisdictions other than the State of Maryland. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

NCR Corporation

June 6, 2014

This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, may rely on this opinion in connection with their opinion of even date herewith. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Venable LLP